UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 5, 2023

SPHERE ENTERTAINMENT CO.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39245	84-3755666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Pennsylvania Plaza, New York, NY	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (725) 258-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	SPHR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

On December 5, 2023, Sphere Entertainment Co. (the “Company”) issued a press release announcing that it intends to offer, subject to market conditions and other factors, $225 million in aggregate principal amount of convertible senior notes due 2028 in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The press release is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety.

The Company today provided updated financial and operating information on its Sphere segment. Based on the performance of Sphere through November 30, 2023, as described below, the Company expects that its Sphere segment will report positive adjusted operating income for the fiscal quarter ending December 31, 2023. Recent Sphere highlights include:

•

On September 29, 2023, U2 opened the venue with the start of its multi-month run at Sphere. In light of the strong demand, 15 more U2 shows have been added in January, February and March 2024, bringing the band’s planned number of performances at the venue to 40 in total.

•

Through November 30, 2023, there have been 17 U2 concerts at Sphere. Aggregate tickets sold for those concerts have been approximately 280,000 (or approximately 16,400 per concert), and those concerts have generated approximately $30.7 million in total revenue to the Company (approximately $1.8 million per concert).

•

The Sphere Experience – a signature content category – debuted on October 6, 2023, featuring Darren Aronofsky’s Postcard from Earth. This original cinematic film has already earned critical acclaim for its captivating visuals and use of the venue’s next-generation, immersive technologies.

•

Through November 30, 2023, there have been 111 showings of Postcard from Earth at Sphere. Aggregate attendance for those showings has been over 450,000 (or over 4,050 per showing), and those shows have generated approximately $44.5 million in total revenue from ticket sales (approximately $400,000 per showing).

•	From November 15th through November 19th, Formula 1 took over Sphere for the inaugural Las Vegas Grand Prix.

•

In early September, Sphere launched its first-ever brand campaign on the Exosphere with YouTube’s NFL Sunday Ticket and the venue has since featured a number of additional campaigns with prominent global brands, including PlayStation, Meta, Xbox and Coca-Cola.

The information in this Item 7.01, including Exhibit 99.1 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such filings.

Item 8.01	Other Events

In connection with the proposed offering, the Company is providing the following business updates and updated risk factors.

Sphere Update

SphereTM is a next-generation entertainment medium powered by cutting-edge technologies that enables multi-sensory storytelling at an unparalleled scale. The venue can accommodate up to 20,000 guests and is expected to host a wide variety of events year-round, including The Sphere ExperienceTM, which features original immersive productions, as well as concerts and residencies from renowned artists, and marquee sporting and corporate events. See “Part I—Item 1. Our Business—Sphere” in our Annual report on Form 10-K for the fiscal year ended June 30, 2023 (the “2023 Form 10-K”).

On September 29, 2023, the Company successfully opened Sphere in Las Vegas in a milestone event that garnered worldwide press and social media coverage. Sphere has a number of revenue streams, including The Sphere Experience (which includes original immersive productions), advertising and marketing partnerships, and concerts, residencies, corporate and marquee sporting events, each of which the Company expects to become significant over time.

Recent Sphere highlights include:

•

On September 29, 2023, U2 opened the venue with the start of its multi-month run at Sphere. In light of the strong demand, 15 more U2 shows have been added in January, February and March 2024, bringing the band’s planned number of performances at the venue to 40 in total.

•

Through November 30, 2023, there have been 17 U2 concerts at Sphere. Aggregate tickets sold for those concerts have been approximately 280,000 (or approximately 16,400 per concert), and those concerts have generated approximately $30.7 million in total revenue to the Company (approximately $1.8 million per concert).

•

The Sphere Experience – a signature content category – debuted on October 6, 2023, featuring Darren Aronofsky’s Postcard from Earth. This original cinematic film has already earned critical acclaim for its captivating visuals and use of the venue’s next-generation, immersive technologies.

•

Through November 30, 2023, there have been 111 showings of Postcard from Earth at Sphere. Aggregate attendance for those showings has been over 450,000 (or over 4,050 per showing), and those shows have generated approximately $44.5 million in total revenue from ticket sales (approximately $400,000 per showing).

•	From November 15th through November 19th, Formula 1 took over Sphere for the inaugural Las Vegas Grand Prix.

•

In early September, Sphere launched its first-ever brand campaign on the Exosphere with YouTube’s NFL Sunday Ticket and the venue has since featured a number of additional campaigns with prominent global brands, including PlayStation, Meta, Xbox and Coca-Cola.

Liquidity Update

As of September 30, 2023, the Company’s unrestricted cash and cash equivalents balance was $433.5 million, as compared to $132.0 million as of June 30, 2023. Included in unrestricted cash and cash equivalents as of September 30, 2023 was (1) approximately $123.1 million in advance cash proceeds primarily from ticket sales, a majority of which we expect to pay to artists and promoters and (2) $114.0 million of cash and cash equivalents at MSG Networks, which is not available for distribution to the Company in order to maintain compliance with the covenants under its senior secured credit facilities, consisting of: (i) an initial $1,100,000 term loan facility (the “MSGN Term Loan Facility”) and (ii) a $250,000 revolving credit facility (the “MSGN Revolving Credit Facility” and, together with the MSGN Term Loan Facility, the “MSGN Credit Facilities”), each with a term of five years. As of September 30, 2023, the Company’s restricted cash balance was $18.2 million. In addition, as of September 30, 2023, the Company had $428.1 million of accounts payable, accrued and other current liabilities, including $224.8 million of capital expenditure accruals primarily related to Sphere construction (a significant portion of which is in dispute and which the Company does not expect to pay).

The principal balance of the Company’s total debt outstanding as of September 30, 2023 was approximately $1.2 billion, including $932.3 million of debt under the MSGN Credit Facilities. Under the terms of the MSGN Credit Facilities, $103.1 million in required quarterly amortization payments are due between September 30, 2023 and maturity (including a quarterly amortization payment of $20.6 million that was made on October 2, 2023) and the remaining outstanding borrowings under the facility of $829.1 million are due at maturity on October 11, 2024.

For a discussion of our sources and uses of liquidity, see “Management’s Discussion and Analysis of Liquidity and Results of Operations—Liquidity and Capital Resources—Sources and Uses of Liquidity” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (the “September 30, 2023 Form 10-Q”).

MSG Networks will be unable to generate sufficient operating cash flows over the next 12 months to settle the remaining outstanding borrowings under the MSGN Credit Facilities when they become due. Therefore, management plans to refinance the MSGN Credit Facilities prior to maturity. While MSG Networks has historically been able to refinance its indebtedness, management can provide no assurance that MSG Networks will be able to refinance the MSGN Credit Facilities, or that such refinancing will be secured on terms that are acceptable to MSG Networks.

The Company also anticipates that MSG Networks will pay down a portion of its term loan in connection with the refinancing of the MSGN Credit Facilities, although no assurance can be provided that a refinancing will be completed. See “—Risks Related to Our Indebtedness, Financial Condition, and Internal Control—We Have Substantial Indebtedness and Are Highly Leveraged, Which Could Adversely Affect Our Business” below.

In the event MSG Networks is unable to refinance the amount scheduled to mature under the MSGN Credit Facilities or secure alternative sources of funding through the capital and credit markets on acceptable terms, the lenders could have the right to exercise their remedies under the MSGN Credit Facilities, which would include, but not be limited to, declaring an event of default and foreclosing on the MSG Networks business. See “—Risks Related to Our Indebtedness, Financial Condition, and Internal Control—Although We Expect to Refinance the MSGN Credit Facilities Prior to Their Maturity in October 2024, There Can Be No Assurances That We Will Be Successful; If We Do Not Refinance the MSGN Credit Facilities, the Outstanding Debt Thereunder Could Be Accelerated and the Lenders Could Foreclose Upon the MSG Networks Business” below.

As disclosed in the September 30, 2023 Form 10-Q, while the conditions with respect to the MSGN Credit Facilities raise substantial doubt about the Company’s ability to continue as a going concern, for the reasons stated in the September 30, 2023 Form 10-Q with respect to the lenders non-recourse under the MSGN Credit Facilities, the Company concluded that the conditions raising substantial doubt about the Company’s ability to continue as a going concern had been effectively alleviated as of such date and the Company would be able to continue as a going concern for at least one year beyond the date of issuance of the unaudited condensed consolidated financial statements included in the September 30, 2023 Form 10-Q. See Note 2 Accounting Policies to the condensed consolidated financial statements in the September 30, 2023 Form 10-Q. Management will conduct its review of the Company’s ability to continue as a going concern prior to issuing the Company’s financial statements after each quarterly or annual period (there can be no assurances that we will be able to continue to effectively alleviate this matter in the future). See “—Risks Related to Our Indebtedness, Financial Condition, and Internal Control—We Have Substantial Indebtedness and Are Highly Leveraged, Which Could Adversely Affect Our Business” below.

Chief Financial Officer Replacement

The Company’s search for a new chief financial officer is in advanced stages, and we expect to announce a new chief financial officer in the near term.

Updated Risk Factors

In addition to the other information set forth below, you should carefully consider the factors discussed in our 2023 Form 10-K, under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with the Securities and Exchange Commission (“SEC”). Any of these risks could have a material adverse effect on our business, operating results and financial condition, which could cause you to lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we deem immaterial also may affect our business and operations. As such, you should not consider this list to be a complete statement of all potential risks and uncertainties.

Risks Related to Our Sphere Business

The Success of Our Sphere Business Depends on the Popularity of The Sphere Experience, as Well as Our Ability to Attract Advertisers and Marketing Partners, and Audiences and Artists to Concerts, Residencies and Other Events at Sphere in Las Vegas. If The Sphere Experience Does Not Appeal to Customers or We Are Unable to Attract Advertisers and Marketing Partners, There Will be a Material Negative Effect on Our Business and Results of Operations.

The financial results of our Sphere business are largely dependent on the popularity of The Sphere Experience, which features original immersive productions that can run multiple times per day, year-round and are designed to utilize the full breadth of the venue’s next-generation technologies. The Sphere Experience employs novel and transformative technologies for which there is no established basis of comparison, and there is an inherent risk that we may be unable to achieve the level of success appropriate for the significant investment involved. Fan and consumer tastes also change frequently and it is a challenge to anticipate what will be successful at any point in time. Should the popularity of The Sphere Experience not meet our expectations, our revenues from ticket sales, and concession and merchandise sales would be adversely affected, and we might not be able to replace the lost revenue with revenues from other sources. As a result of any of the foregoing, we may not be able to generate sufficient revenues to cover our costs, which could adversely impact our business and results of operations, the price of our Class A common stock and the value of the notes.

Currently, our Sphere business only has access to one original immersive production, called Postcard from Earth. The risk of reliance on The Sphere Experience described above is exacerbated by the lack of availability of alternative content. If The Sphere Experience is not successful in continuing to attract guests, we may not have sufficient capital to develop additional original immersive productions. In that event, Sphere in Las Vegas may need to either rely on increased advertising and marketing revenues and the success of much more frequent third-party live entertainment offerings to generate enough capital to develop additional original immersive productions and/or partner with third parties to develop and finance such productions.

Additionally, our Sphere business is also dependent on our ability to attract advertisers and marketing partners to our signage, digital advertising and partnership offerings. Advertising revenues depend on a number of factors, such as the reach and popularity of our venue (including risks around consumer reactions to advertisers and marketing partners), the health of the economy in the markets our businesses serve and in the nation as a whole, general economic trends in the advertising industry and competition with respect to such offerings. Should the popularity of our advertising assets not meet our expectations, our revenues would be adversely affected, and we might not be able to replace the lost revenue with revenues from other sources, which could adversely impact our business and results of operations and the price of our Class A common stock and the value of the notes.

The success of our Sphere business also depends upon our ability to offer live entertainment that is popular with guests. While the Company believes that these next-generation venues will enable new experiences and innovative opportunities to engage with audiences, there can be no assurance that guests, artists, promoters, advertisers and marketing partners will embrace this new platform. We contract with promoters and others to provide performers and events at Sphere and Sphere grounds. Although our concert performances have been popular with guests, there can be no assurances that future performances will achieve similar popularity. There may be a limited number of popular artists, groups or events that are willing to invest in and to take advantage of the immersive experiences and next generation technologies (which cannot be re-used in venues other than Sphere) or that can attract audiences to Sphere, and our business would suffer to the extent that we are unable to attract such artists, groups and events willing to perform at our venue.

The Difficulty with Estimating the Costs of our Initial Sphere in Las Vegas or the Complexities of the Planning Process Create Risks with Respect to our Sphere Initiative, Which May Not Be Successful Unless We Can Develop Additional Venues.

The Company’s venue strategy is to create, build and operate new music and entertainment-focused venues—called Sphere—that use cutting-edge technologies to create the next generation of immersive experiences. There is no assurance that the Sphere initiative will be successful.

We recently completed construction of our first Sphere in Las Vegas in September 2023. The costs to build Sphere were substantial. While it is always difficult to provide a definitive construction cost estimate for large-scale construction projects, it was particularly challenging for one as unique as Sphere. In May 2019, the Company’s preliminary cost estimate for Sphere in Las Vegas was approximately $1.2 billion. This estimate was based only upon schematic designs for purposes of developing the Company’s budget and financial projections. The cost estimate for Sphere was subsequently increased numerous times during the course of the project and the final construction cost for Sphere in Las Vegas meaningfully exceeded the initial estimate. See Note 8 Property and Equipment, Net and Note 9 Leases to the consolidated financial statements included in the 2023 Form 10-K.

In February 2018, we announced the purchase of land in Stratford, London, which we expected would become home to a future Sphere. On November 21, 2023, we announced that we were formally notified by the Mayor of London that our planning application for a Sphere venue in Stratford, London was not approved. In light of this decision, we no longer plan to allocate resources towards the development of a Sphere in the United Kingdom. In connection with this decision, we expect to record a non-cash impairment charge for project costs (primarily related to professional fees) of approximately

$80 million in the quarter ending December 31, 2023. We do not expect any significant estimated future cash expenditures associated with the impairment charge. In addition, we are evaluating our options regarding the disposition of approximately $77 million of real estate acquired in connection with this project and may incur an additional non-cash impairment charge associated with such capitalized real estate.

We continue to explore domestic and international markets where these next-generation venues are expected to be successful. The design of future Spheres will be flexible to accommodate a wide range of sizes and capacities—from large-scale to smaller and more intimate—based on the needs of any individual market. While the Company has self-funded the construction of Sphere in Las Vegas, the Company’s intention for future venues is to utilize several options, such as joint ventures, equity partners, a managed venue model and non-recourse debt financing. In connection with the construction of future Sphere venues, the Company may need to obtain additional capital beyond what is available from cash-on-hand and cash flows from operations. There is no assurance that we would be able to obtain financing for any costs relating to any future venues on terms favorable to us or at all.

The difficulty with estimating the costs of our initial Sphere in Las Vegas or the complexities of the planning process create risks with respect to our Sphere initiative, which may not be successful unless we can develop additional venues.

Sphere Uses Cutting-Edge Technologies and Requires Significant Capital Investment by the Company. There Can Be No Assurance That Sphere Will Continue to Be Successful.

Sphere employs novel and transformative technologies and new applications of existing technologies. Although the application of these technologies at Sphere have been successful to-date, there can be no assurance that Sphere will achieve the operational and artistic goals the Company is seeking over the long-term. Any failure to do so could have a material negative effect on our business and results of operations.

While the Company believes that these next-generation venues will enable new experiences and innovative opportunities to engage with audiences, there can be no assurance that guests, artists, promoters, advertisers and marketing partners will embrace this new platform. The substantial cost of building Sphere in Las Vegas, as well as the potential costs and/or financing needs with respect to future Spheres, may constrain the Company’s ability to undertake other initiatives during these multi-year construction periods. Given our strategy of using original immersive productions across multiple venues, our Sphere initiative may not be successful unless we can develop additional venues.

Our Sphere Business Strategy Includes the Development of The Sphere Experience and Related Original Immersive Productions, Which Could Require Us to Make Considerable Investments for Which There Can Be No Guarantee of Success.

As part of our Sphere business strategy, we have developed the Sphere Experience, including Postcard from Earth, our first original immersive production, and we intend to further develop related original immersive productions, which could require significant upfront expense that may never result in a viable production, as well as investment in creative processes, commissioning and/or licensing of intellectual property, casting and advertising and may lead to dislocation of other alternative sources of entertainment that may have played in our venue absent these productions. We invested approximately $84.5 million to develop the first original immersive production called Postcard from Earth, and there can be no assurances as to the cost of future immersive productions, which we expect to be significant. To the extent that any efforts at creating new immersive productions do not result in a viable offering, or to the extent that any such productions do not achieve expected levels of popularity among audiences, we may not recover the substantial expenses we previously incurred for non-capitalized investments, or may need to write-off all or a portion of capitalized investments. In addition, any delay in launching such productions could result in the incurrence of operating costs which may not be recouped. The incurrence of such expenses or the write-off of capitalized investments could adversely impact our business and results of operations and the price of our Class A common stock.

We Depend on Licenses from Third Parties for the Performance of Musical Works at Our Venue, the Loss of Which or Renewal of Which on Less Favorable Terms May Have a Negative Effect on Our Business and Results of Operations.

We have obtained and will be required to obtain public performance licenses from music performing rights organizations, commonly known as “PROs,” in connection with the performance of musical works at concerts and certain other live events held at Sphere. In exchange for public performance licenses, PROs are paid a per-event royalty, traditionally calculated either as a percentage of ticket revenue or a per-ticket amount. The PRO royalty obligation of any individual event is generally paid by, or charged to, the promoter of the event.

If we lose or are unable to obtain these licenses, or are unable to obtain them on favorable terms consistent with past practice, it may have a negative effect on our business and results of operations. An increase in the royalty rate and/or the revenue base on which the royalty rate is applied could substantially increase the cost of presenting concerts and certain other live events at our venue. If we are no longer able to pass all or a portion of these royalties on to promoters (or other venue licensees), it may have a negative effect on our business and results of operations.

Our Properties Are Subject to, and Benefit from, Certain Easements, the Availability of Which May Not Continue on Terms Favorable to Us or at All.

Sphere in Las Vegas has the benefit of easements with respect to the pedestrian bridge to The Venetian. Our ability to continue to utilize these and other easements, including for advertising and promotional purposes, requires us to comply with a number of conditions. Certain adjoining property owners have easements over our property, which we are required to maintain so long as those property owners meet certain conditions. It is possible that we will be unable to continue to access or maintain any easements on terms favorable to us, or at all, which could have a material negative effect on our business and results of operations.

Risks Related to Our MSG Networks Business

The Success of Our MSG Networks Business Depends on Affiliation Fees We Receive Under Our Affiliation Agreements, the Loss of Which or Renewal of Which on Less Favorable Terms May Have a Material Negative Effect on Our Business and Results of Operations.

MSG Networks’ success is dependent upon affiliation relationships with a limited number of cable, satellite, fiber-optic and other platforms that distribute its networks (“Distributors”). Existing affiliation agreements with our programming networks expire during each of the next couple of years, and we cannot provide assurances that we will be able to renew these affiliation agreements or obtain terms as attractive as our existing agreements in the event of a renewal. For example, we were not able to renew our affiliation agreement with Comcast when it expired in September 2021.

Affiliation fees constitute a significant majority of our MSG Networks revenues. Changes in affiliation fee revenues generally result from a combination of changes in rates and/or changes in subscriber counts. Reductions in the license fees that we receive per subscriber or in the number of subscribers for which we are paid, including as a result of a loss of or reduction in carriage of our programming networks or a loss of subscribers by one or more of our Distributors, have in the past adversely affected (e.g., the non-renewal with Comcast) and will in the future adversely affect our affiliation fee revenue. For example, our affiliation fee revenue declined $49.3 million in the fiscal year ended June 30, 2023 (“Fiscal Year 2023”) compared to the fiscal year ended June 30, 2022 (“Fiscal Year 2022”). Subject to the terms of our affiliation agreements, Distributors from time to time introduce, market and/or modify tiers of programming networks that impact the number of subscribers that receive our programming networks, including tiers of programming that may exclude our networks. Any loss or reduction in carriage would also decrease the potential audience for our programming, which may adversely affect our advertising revenues. See “—If the Rate of Decline in the Number of Subscribers to Traditional MVPDs Services Increases or These Subscribers Shift to Other Services or Bundles That Do Not Include the Company’s Programming Networks, There May Be a Material Negative Effect on the Company’s Affiliation Revenues.”

Our affiliation agreements generally require us to meet certain content criteria, such as minimum thresholds for professional event telecasts throughout the calendar year on our networks. If we do not meet these criteria, remedies may be available to our Distributors, such as fee reductions, rebates or refunds and/or termination of these agreements in some cases. For example, we recorded $10.7 million in Fiscal Year 2022 for affiliate rebates.

In addition, under certain circumstances, an existing affiliation agreement may expire, and we and the Distributor may not have finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In certain of these circumstances, Distributors may continue to carry the service(s) until the execution of definitive renewal or replacement agreements (or until we or the Distributor determine that carriage should cease).

Occasionally, we may have disputes with Distributors over the terms of our affiliation agreements. If not resolved through business discussions, such disputes could result in administrative complaints, litigation and/or actual or threatened termination of an existing agreement. The loss of any of our significant Distributors, the failure to renew on terms as attractive as our existing agreements (or to do so in a timely manner) or disputes with our counterparties relating to the interpretation of their agreements with us, could result in our inability to generate sufficient revenues to perform our obligations under our agreements or otherwise materially negatively affect our business and results of operations.

Given That We Depend on a Limited Number of Distributors for a Significant Portion of Our MSG Networks Revenues, Further Industry Consolidation Could Adversely Affect Our Business and Results of Operations.

The pay television industry is highly concentrated, with a relatively small number of Distributors serving a significant percentage of pay television subscribers that receive our programming networks, thereby affording the largest Distributors significant leverage in their relationship with programming networks, including ours. Substantially all of our affiliation fee revenue comes from our top four Distributors. Further consolidation in the industry could reduce the number of Distributors available to distribute our programming networks and increase the negotiating leverage of certain Distributors, which could adversely affect our revenue. In some cases, if a Distributor is acquired, the affiliation agreement of the acquiring Distributor will govern following the acquisition. In those circumstances, the acquisition of a Distributor that is a party to one or more affiliation agreements with us on terms that are more favorable to us than that of the acquirer could have a material negative impact on our business and results of operations.

We May Not Be Able to Adapt to New Content Distribution Platforms or to Changes in Consumer Behavior Resulting From Emerging Technologies, Which May Have a Material Negative Effect on Our Business and Results of Operations.

We must successfully adapt to technological advances in our industry and the manner in which consumers watch sporting events, including the emergence of alternative distribution platforms. Our ability to exploit new distribution platforms and viewing technologies may affect our ability to maintain and/or grow our business. Emerging forms of content distribution provide different economic models and compete with current distribution methods in ways that are not entirely predictable. Such competition has reduced and could continue to reduce demand for our programming networks or for the offerings of our Distributors and, in turn, reduce our revenue from these sources. Content providers (such as certain broadcast and cable networks) and new content developers, Distributors and syndicators are distributing programming directly to consumers on a DTC basis. In addition to existing subscription direct-to-consumer streaming services such as Amazon Prime, Hulu, Netflix, Apple TV+, Disney+, ESPN+, Max and Peacock and free advertiser-supported streaming television (“FAST”) channels that are offered directly to consumers at no cost, additional services have launched and more will likely launch in the near term, which may include sports-focused services that may compete with our networks for viewers and advertising revenue. Such DTC distribution of content has contributed to consumers eliminating or downgrading their pay television subscription, which results in certain consumers not receiving our programming networks. If we are unable to offset this loss of subscribers through incremental distribution of our networks (including through our own direct-to-consumer offering) or through rate increases or other revenue opportunities, our business and results of operations will be adversely affected. Gaming, television and other console and device manufacturers, Distributors and others, such as Microsoft, Apple and Roku, are offering and/or developing technology to offer video programming, including in some cases, various DTC platforms.

Such changes have impacted and may continue to impact the revenues we are able to generate from our traditional distribution methods, by decreasing the viewership of our programming networks and/or by making advertising on our programming networks less valuable to advertisers.

In order to respond to these developments, we have in the past needed, and may in the future need, to implement changes to our business models and strategies and there can be no assurance that any such changes will prove to be successful or that the business models and strategies we develop will be as profitable as our current business models and strategies. For example, in January 2023, we introduced MSG SportsZone, a FAST channel, and, in June 2023, we launched our DTC product, MSG+, but there can be no assurance that we will successfully execute our strategy for such offering. Our DTC offering represents a new consumer offering for which we have limited prior experience and we may not be able to successfully predict the demand for such DTC product or the impact such DTC product may have on our traditional distribution business, including with respect to renewals of our affiliation agreements with Distributors. In addition, the success of our DTC product may depend on a number of factors, including our ability to: (i) acquire and maintain direct-to-consumer rights from the professional sports teams and/or leagues we currently air on our networks; (ii) appropriately price our offering; (iii) offer competitive content and programming and (iv) ensure our direct-to-consumer technology operates efficiently. If we fail to adapt to emerging technologies, our appeal to Distributors and our targeted audiences might decline, which could have a material adverse impact on our business and results of operations.

If the Rate of Decline in the Number of Subscribers to Traditional MVPD Services Continues or These Subscribers Shift to Other Services or Bundles That Do Not Include the Company’s Programming Networks, There May Be a Material Negative Effect on the Company’s Affiliation Revenues.

During the last few years, the number of subscribers to traditional MVPD services in the U.S. has been declining. In addition, Distributors have introduced, marketed and/or modified tiers or bundles of programming that have impacted the number of subscribers that receive our programming networks, including tiers or bundles of programming that exclude our programming networks. As a result of these factors, the Company has experienced a decrease in subscribers in each of the last several fiscal years, which has adversely affected our operating results.

If traditional MVPD service offerings are not attractive to consumers due to pricing, increased competition from DTC and other services, dissatisfaction with the quality of traditional MVPD services, poor economic conditions or other factors, more consumers may (i) cancel their traditional MVPD service subscriptions or choose not to subscribe to traditional MVPD services, (ii) elect to instead subscribe to DTC services, which in some cases may be offered at a lower price-point and may not include our programming networks or (iii) elect to subscribe to smaller bundles of programming which may not include our programming networks. If the rate of decline in the number of traditional MVPD service subscribers continues or if subscribers shift to DTC services or smaller bundles of programming that do not include the Company’s programming networks, this may have a material negative effect on the Company’s revenues.

We Derive Substantial Revenues From the Sale of Advertising and Those Revenues Are Subject to a Number of Factors, Many of Which Are Beyond Our Control.

Advertising revenues depend on a number of factors, many of which are beyond our control, such as: (i) team performance; (ii) whether live sports games are being played; (iii) the popularity of our programming; (iv) the activities of our competitors, including increased competition from other forms of advertising-based media (such as Internet, mobile media, other programming networks, radio and print media) and an increasing shift of advertising expenditures to digital and mobile offerings; (v) shifts in consumer viewing patterns, including consumers watching more ad-free content, non-traditional and shorter-form video content online, and the increased use of ad skipping functionality; (vi) increasing audience fragmentation caused by increased availability of alternative forms of leisure and entertainment activities, such as social networking platforms and video games; (vii) consumer budgeting and buying patterns; (viii) the extent of the distribution of our networks; (ix) changes in the audience demographic for our programming; (x) the ability of third parties to successfully and accurately measure audiences due to changes in emerging technologies and otherwise; (xi) the health of the economy in the markets our businesses serve and in the nation as a whole; and (xii) general economic trends in the advertising industry. A decline in the economic prospects of advertisers or the economy in general has in the past altered, and could in the future alter, current or prospective advertisers’ spending priorities, which could cause our revenues and operating results to decline significantly in any given period. Even in the absence of a general recession or downturn in the economy, an individual business sector that tends to spend more on advertising than other sectors may be forced to reduce its advertising expenditures if that sector experiences a downturn. In such case, a reduction in advertising expenditures by such a sector may adversely affect our revenues. See “—Operational and Economic Risks—Our Operations and Operating Results Were Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues, and a Resurgence of the COVID-19 Pandemic or Another Pandemic or Public Health Emergency Could Adversely Affect Our Business and Results of Operations.”

The pricing and volume of advertising has been affected by shifts in spending away from more traditional media toward online and mobile offerings or towards new ways of purchasing advertising, such as through automated purchasing, dynamic advertising insertion, third parties selling local advertising spots and advertising exchanges, some or all of which may not be as advantageous to the Company as current advertising methods.

In addition, we cannot ensure that our programming will achieve favorable ratings. Our ratings depend partly upon unpredictable and volatile factors, many of which are beyond our control, such as team performance, whether live sports games are being played, viewer preferences, the level of distribution of our programming, competing programming and the availability of other entertainment options. A shift in viewer preferences could cause our advertising revenues to decline as a result of changes to the ratings for our programming and materially negatively affect our business and results of operations.

Our MSG Networks Business Depends on Media Rights Agreements With Professional Sports Teams That Have Varying Durations and Terms and Include Significant Obligations, and Our Inability to Renew Those Agreements on Acceptable Terms, or the Loss of Such Rights for Other Reasons, May Have a Material Negative Effect on Our MSG Networks Business and Results of Operations.

Our MSG Networks business is dependent upon media rights agreements with professional sports teams. Our existing media rights agreements are generally multi-year. Upon expiration, we may seek renewal of these agreements and, if we do, we may be outbid by competing programming networks or others for these agreements or the renewal costs could substantially exceed our costs under the current agreements. In addition, one or more of these teams may seek to establish their own programming offering or join one of our competitor’s offerings and, in certain circumstances, we may not have an opportunity to bid for the media rights.

Even if we are able to renew such media rights agreements, the Company’s results could be adversely affected if our obligations under our media rights agreements prove to be outsized relative to the revenues our MSG Networks segment is able to generate. Our media rights agreements with professional sports teams have varying terms and include significant obligations, which increase annually, without regard to the number of subscribers to our programming networks or the level of our affiliation and/or advertising revenues. If we are not able to generate sufficient revenues, including due to a loss of any of our significant Distributors or failure to renew affiliation agreements on terms as attractive as our existing agreements, we may be unable to renew media rights agreements on acceptable terms, or to perform our obligations under our existing media rights agreements, which could lead to a default under those agreements and the potential loss of such media rights, which could materially negatively affect our business and results of operations. In recent years, certain regional sports networks have experienced financial difficulties. For example, Diamond Sports Group, LLC, an unconsolidated subsidiary of Sinclair Broadcast Group, Inc., which licenses and distributes sports content in a number of regional markets, filed for protection under Chapter 11 of the bankruptcy code in March 2023.

Moreover, the value of our media rights agreements may also be affected by various league decisions and/or league agreements that we may not be able to control, including a decision to alter the number of games played during a season. The value of our media rights could also be affected, or we could lose such rights entirely, if a team is liquidated, undergoes reorganization in bankruptcy or relocates to an area where it is not possible or commercially feasible for us to continue to distribute games. Any loss or diminution in the value of rights could impact the extent of the sports coverage offered by us and could materially negatively affect our business and results of operations. In addition, our affiliation agreements generally include certain remedies in the event our networks fail to include a minimum number of professional event telecasts, and, accordingly, any loss of rights could materially negatively affect our business and results of operations. See “—The Success of Our MSG Networks Business Depends on Affiliation Fees We Receive Under Our Affiliation Agreements, the Loss of Which or Renewal of Which on Less Favorable Terms May Have a Material Negative Effect on Our Business and Results of Operations” and “—The Actions of the NBA and NHL May Have a Material Negative Effect on Our MSG Networks Business and Results of Operations.”

The Actions of the NBA and NHL May Have a Material Negative Effect on Our MSG Networks Business and Results of Operations.

The governing bodies of the NBA and the NHL have imposed, and may impose in the future, various rules, regulations, guidelines, bulletins, directives, policies and agreements (collectively, “League Rules”) that we may not be able to control, which could affect the value of our media rights agreements, including a decision to alter the number of games played during a season. For example, due to the COVID-19 pandemic and related government actions, decisions made by the NBA and NHL affected, and in the future could affect, our ability to produce and distribute live sports games on our networks. See “—Operational and Economic Risks—Our Operations and Operating Results Were Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues, and a Resurgence of the COVID-19 Pandemic or Another Pandemic or Public Health Emergency Could Adversely Affect Our Business and Results of Operations”. Additionally, each league imposes rules that define the territories in which we may distribute games of the teams in the applicable league. Changes to these rules or other League Rules, or the adoption of new League Rules, could have a material negative effect on our business and results of operations.

Our MSG Networks Business is Substantially Dependent on the Popularity of the NBA and NHL Teams Whose Media Rights We Control.

Our MSG Networks segment has historically been, and we expect will continue to be, dependent on the popularity of the NBA and NHL teams whose local media rights we control and, in varying degrees, those teams achieving on-court and on-ice success, which can generate fan enthusiasm, resulting in increased viewership and advertising revenues. Furthermore, success in the regular season may qualify a team for participation in the post-season, which generates increased excitement and interest in the teams, which can improve viewership and advertising revenues. Some of our teams have not participated in the post-season for extended periods of time, and may not participate in the post-season in the future. For example, the New York Knicks (the “Knicks”) have qualified for the post-season twice in the past 10 NBA seasons and the Buffalo Sabres have not qualified for the post-season since the 2010-11 NHL season. In addition, if a team declines in popularity or fails to generate fan enthusiasm, this may negatively impact the terms on which our affiliate agreements are renewed. There can be no assurance that any sports team will generate fan enthusiasm or compete in post-season play and the failure to do so could result in a material negative effect on our business and results of operations.

Our MSG Networks Business Depends on the Appeal of Its Programming, Which May Be Unpredictable, and Increased Programming Costs May Have a Material Negative Effect on Our Business and Results of Operations.

Our MSG Networks business depends, in part, upon viewer preferences and audience acceptance of the programming on our networks. These factors are often unpredictable and subject to influences that are beyond our control, such as the quality and appeal of competing programming, general economic conditions and the availability of other entertainment options. We may not be able to successfully predict interest in proposed new programming and viewer preferences could cause new programming not to be successful or cause our existing programming to decline in popularity. If our programming does not gain or maintain the level of audience acceptance we, our advertisers, or Distributors expect, it could negatively affect advertising or affiliation fee revenues.

In addition, we rely on third parties for sports and other programming for our networks. We compete with other providers of programming to acquire the rights to distribute such programming. If we fail to continue to obtain sports and other programming for our networks on reasonable terms for any reason, including as a result of competition, we could be forced to incur additional costs to acquire such programming or look for or develop alternative programming. An increase in our costs associated with programming, including original programming, may materially negatively affect our business and results of operations.

The Unavailability of Third Party Facilities, Systems and/or Software Upon Which Our MSG Networks Business Relies May Have a Material Negative Effect on Our Business and Results of Operations.

During Fiscal Year 2023, our MSG Networks business completed a transition of its signal transmission method from satellite delivery to a terrestrial, internet-protocol based transmission method, which uses third-party IP-based fiber transmission systems to transmit our programming services to Distributors. Notwithstanding certain back-up and redundant systems and facilities maintained by our third-party providers, transmissions or quality of transmissions may be disrupted, including as a result of events that may impair such terrestrial transmission facilities.

In addition, we are party to an agreement with AMC Networks Inc. (“AMC Networks”), pursuant to which AMC Networks provides us with certain origination, master control and technical services which are necessary to distribute our programming networks. If a disruption occurs, we may not be able to secure alternate distribution facilities in a timely manner. In addition, such distribution facilities and/or internal or third-party services, systems or software could be adversely impacted by cybersecurity threats including unauthorized breaches. See “—Risks Related to Cybersecurity and Intellectual Property—We Face Continually Evolving Cybersecurity and Similar Risks, Which Could Result in Loss, Disclosure, Theft, Destruction or Misappropriation of, or Access to, Our Confidential Information and Cause Disruption of Our Business, Damage to Our Brands and Reputation, Legal Exposure and Financial Losses.” The failure or unavailability of distribution facilities or these internal and third-party services, systems or software, depending upon its severity and duration, could have a material negative effect on our business and results of operations.

Risks Related to Our Indebtedness, Financial Condition, and Internal Control

We Have Substantial Indebtedness and Are Highly Leveraged, Which Could Adversely Affect Our Business.

We are highly leveraged with a significant amount of debt and we may continue to incur additional debt in the future. As of September 30, 2023, our total consolidated indebtedness was approximately $1.2 billion, $932.3 million of which was due prior to December 31, 2024. The balance due prior to December 31, 2024 was reduced to $911.6 million on October 2, 2023 upon payment of a required quarterly amortization payment under the MSGN Credit Facilities (this payment was part of $103.1 million in required quarterly amortization payments that are due between September 30, 2023 and maturity). As a result of our indebtedness, we are required to make interest and principal payments on our borrowings that are significant in relation to our revenues and cash flows. These payments reduce our earnings and cash available for other potential business purposes. Furthermore, our interest expense could increase if interest rates increase (including in connection with rising inflation) because our indebtedness bears interest at floating rates or to the extent we have to refinance existing debt with higher cost debt.

In September 2019, certain subsidiaries of MSG Networks Inc., including MSGN Holdings L.P. (“MSGN L.P.”), entered into the MSGN Credit Facilities. The outstanding borrowings under the MSGN Credit Facilities are due at maturity on October 11, 2024. The MSGN Credit Facilities are the obligations of our indirect subsidiaries MSGN L.P., MSGN Eden, LLC, Regional MSGN Holdings LLC and certain subsidiaries of MSGN L.P., and none of the Company, Sphere Entertainment Group, LLC (“Sphere Entertainment Group”), or any of the subsidiaries of Sphere Entertainment Group (collectively, the “Non-Credit Parties”) are party to the MSGN Credit Facilities.

On December 22, 2022, MSG Las Vegas, LLC (“MSG LV”), entered into a credit agreement providing for a five-year, $275 million senior secured term loan facility (the “LV Sphere Facility”). All obligations under the LV Sphere Facility are guaranteed by Sphere Entertainment Group. None of the Company, MSG Networks Inc., MSGN L.P., or any of the subsidiaries of MSGN L.P are parties to the LV Sphere Facility.

Our ability to have sufficient liquidity to fund our operations and refinance the MSGN Credit Facilities is dependent on the ability of Sphere in Las Vegas to generate significant positive cash flow during the fiscal year ending June 30, 2024 (“Fiscal Year 2024”). There can be no assurance that guests, artists, promoters, advertisers and marketing partners will embrace this new platform and that Sphere will generate revenue and adjusted operating income in line with our expectations. Original immersive productions, such as Postcard From Earth, have not been previously pursued on the scale of Sphere, which increases the uncertainty of our operating expectations. To the extent that our efforts do not result in viable shows, or to the extent that any such productions do not achieve expected levels of popularity among audiences, we may not generate the cash flows from operations necessary to fund our operations. Our future operating performance, to a certain extent, is subject to general economic conditions, recession, fears of recession, financial, competitive, regulatory and other factors that are beyond our control. To the extent we do not realize expected cash flows from operations from Sphere, we would have to take several actions to improve our financial flexibility and preserve liquidity, including significant reductions in both labor and non-labor expenses as well as reductions and/or deferrals in capital spending. Therefore, while we currently believe we will have sufficient liquidity from cash and cash equivalents and cash flows from operations (including expected cash flows from operations from Sphere) to fund our operations and service our credit facilities, which includes the Company’s expectation that MSG Networks will pay down a portion of the MSG Networks’ term loan in connection with the refinancing of the MSGN Credit Facilities, as described below, no assurance can be provided that our liquidity will be sufficient in the event any of the preceding uncertainties facing Sphere are realized over the next 12 months or if MSG Networks’ operating income and adjusted operating income decline at a faster rate than currently expected.

In addition, our ability to make payments on, or repay or refinance, our debt, and to fund our operating and capital expenditures, also depends upon our ability to access the credit markets. If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to refinance all or a portion of our debt, sell material assets or operations, or raise additional debt or equity capital, which may be dilutive to you. We cannot provide assurance that we could affect any of these actions on a timely basis, on commercially reasonable terms or at all, or that these actions would be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt agreements may restrict us from effecting certain or any of these alternatives.

Even if our future operating performance is strong, limitations on our ability to access the capital or credit markets, including as a result of general economic conditions, unfavorable terms or general reductions in liquidity may adversely and materially impact our business, financial condition, and results of operations.

The failure to satisfy the covenants, including any inability to attain a covenant waiver, and other requirements under each credit agreement could trigger a default thereunder, acceleration of outstanding debt thereunder and, with respect to the LV Sphere Facility, a demand for payment under the guarantee provided by Sphere Entertainment Group. Additionally, the LV Sphere Facility and the MSGN Credit Facilities (together, the “Credit Facilities”) each restrict MSG LV and MSGN L.P., respectively, from making cash distributions to us unless certain financial covenants are met. Any failure to satisfy the covenants under our Credit Facilities could negatively impact our liquidity and could have a negative effect on our businesses.

The terms of the indenture governing the notes will not restrict us from incurring additional indebtedness, including secured indebtedness. As of September 30, 2023, on an as adjusted basis after giving effect to the issuance of the notes, (i) we would have had $225.0 million of indebtedness, reflecting the issuance of the notes, and (ii) our subsidiaries would have had total consolidated indebtedness of approximately $1.2 billion, all of which would have been senior secured indebtedness. In addition, MSG Networks would have had the ability to utilize approximately $94.5 million of its $250.0 million revolving credit facility and not have been in violation of the terms of the MSGN Credit Facilities. The ability of MSGN L.P. to draw on its revolving credit facilities will depend on its ability to meet certain financial covenants and other conditions. This leverage also exposes us to significant risk by limiting our flexibility in planning for, or reacting to, changes in our business (whether through competitive pressure or otherwise), the entertainment and video programming industries and the economy at large. Although our cash flows could decrease in these scenarios, our required payments in respect of indebtedness would not decrease.

In addition, the indenture will allow us to issue unlimited additional notes, and the indenture does not place any limitations on our ability to incur debt or create liens securing indebtedness. If we incur secured indebtedness and such secured indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes that are not similarly secured. The indenture also does not restrict our subsidiaries from incurring additional debt, which would be structurally senior to the notes. If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify. Our Credit Facilities restrict our ability to incur additional indebtedness, including secured indebtedness, but if the facilities mature or are repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

As disclosed in our September 30, 2023 Form 10-Q, while the conditions with respect to the MSGN Credit Facilities raise substantial doubt about the Company’s ability to continue as a going concern, for the reasons stated in our September 30, 2023 Form 10-Q with respect to the lenders recourse under the MSGN Credit Facilities, we concluded that the conditions raising substantial doubt about the Company’s ability to continue as a going concern had been effectively alleviated as of such date, and the Company would be able to continue as a going concern for at least one year beyond the date of issuance of the unaudited condensed consolidated financial statements included in our September 30, 2023 Form 10-Q. See Note 2 Accounting Policies to the condensed consolidated financial statements in the September 30, 2023 Form 10-Q. Management will conduct its review of the Company’s ability to continue as a going concern prior to issuing the Company’s financial statements after each quarterly or annual period. There can be no assurances that we will be able to continue to effectively alleviate the conditions with respect to the Company’s ability to continue to be a going concern in the future.

In addition, we have made investments in, or otherwise extended loans to, one or more businesses that we believe complement, enhance or expand our current business or that might otherwise offer us growth opportunities and may make additional investments in, or otherwise extend loans to, one or more of such parties in the future. For example, have invested in and have extended financing to Holoplot GmbH (“Holoplot”) in connection with Sphere’s advanced audio system. To the extent that such parties do not perform as expected, including with respect to repayment of such loans, it could impair such assets or create losses related to such loans, and, as a result, have a negative effect on our business and results of operations.

The Terms of Our Indebtedness Outstanding from Time to Time, Including Our Credit Facilities, Will Restrict Our Current and Future Operations, Particularly Our Ability to Respond to Changes or to Take Certain Actions.

The Credit Facilities contain, and future credit facilities are expected to contain, a number of restrictive covenants that impose significant operating and financial restrictions on certain of our subsidiaries and may limit our ability to respond to changes in our business or competitive activities, or to otherwise engage in acts that may be in our long-term best interest, including restrictions on our subsidiaries’ ability to:

•	incur indebtedness;

•	incur liens;

•	make investments;

•	sell and/or otherwise dispose of assets;

•	engage in transactions with affiliates;

•	make certain restricted payments;

•	enter into certain restrictive agreements;

•	enter into sale-leaseback agreements;

•	enter into certain swap agreements;

•	change our line of business;

•	prepay and/or modify the terms of certain indebtedness; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, the restrictive covenants in the Credit Facilities will require certain of our subsidiaries to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them.

A breach of the covenants or restrictions under the Credit Facilities or our other indebtedness outstanding from time to time could result in an event of default under the applicable indebtedness.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results and our substantial indebtedness could adversely affect the availability and terms of our financing.

Although We Expect to Refinance the MSGN Credit Facilities Prior to Their Maturity in October 2024, There Can Be No Assurances That We Will Be Successful; If We Do Not Refinance the MSGN Credit Facilities, the Outstanding Debt Thereunder Could Be Accelerated and the Lenders Could Foreclose Upon the MSG Networks Business.

As of September 30, 2023, the principal balance of debt outstanding under the MSGN Credit Facilities was $932.3 million. Under the terms of the MSGN Credit Facilities, $103.1 million in required quarterly amortization payments are due between September 30, 2023 and maturity (including a quarterly amortization payment of $20.6 million that was made on October 2, 2023) and the remaining outstanding borrowings under the facility of $829.1 million are due at maturity on October 11, 2024.

MSG Networks will be unable to generate sufficient operating cash flows over the next 12 months to settle the remaining outstanding borrowings under the MSGN Credit Facilities when they become due. Therefore, management plans to refinance the MSGN Credit Facilities prior to maturity. While MSG Networks has historically been able to refinance its indebtedness, management can provide no assurance that MSG Networks will be able to refinance the MSGN Credit Facilities, or that such refinancing will be secured on terms that are acceptable to us.

The Company also anticipates that MSG Networks will pay down a portion of its term loan in connection with the refinancing of the MSGN Credit Facilities, although no assurance can be provided that a refinancing will be completed. See “—We Have Substantial Indebtedness and Are Highly Leveraged, Which Could Adversely Affect Our Business.”

In the event MSG Networks is unable to refinance the amount scheduled to mature under the MSGN Credit Facilities or secure alternative sources of funding through the capital and credit markets on acceptable terms, the lenders would have the right to exercise their remedies under the MSGN Credit Facilities, which would include, but not be limited to, declaring an event of default and foreclosing on the MSG Networks business. In such event, the Company believes the lenders would have no further remedies or recourse against the Company, Sphere Entertainment Group, LLC (“Sphere Entertainment Group”), or any of the subsidiaries of Sphere Entertainment Group (collectively, the “Non-Credit Parties”) pursuant to the terms of the MSGN Credit Facilities. MSG Networks may also decide to seek bankruptcy protection prior to the lenders exercising their rights. If lenders exercise remedies or foreclose on the MSG Networks business, or if MSG Networks decides to seek bankruptcy protection, Sphere Entertainment Co. may no longer be entitled to any value in, or results of operations from, the MSG Networks business.

Our Variable Rate Indebtedness Subjects Us to Interest Rate Risk, Which Has Caused, and May Continue to Cause, Our Debt Service Obligations to Increase Significantly.

Borrowings under our facilities are at variable rates of interest and expose us to interest rate risk. Interest rates have increased significantly (including in connection with rising inflation), and, as a result, our debt service obligations on our variable rate indebtedness have increased significantly even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, have correspondingly decreased. Further increases in interest rates will cause additional increases in our debt service obligations. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

We May Require Additional Financing to Fund Certain of Our Obligations, Ongoing Operations, and Capital Expenditures, the Availability of Which Is Uncertain.

The capital and credit markets can experience volatility and disruption. Those markets can exert extreme downward pressure on stock prices and upward pressure on the cost of new debt capital and can severely restrict credit availability for most issuers. For example, the global economy, including credit and financial markets, has recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, rising interest and inflation rates, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. If the equity and credit markets continue to deteriorate, or the United States enters a recession, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive.

Our Sphere business has been characterized by significant expenditures for properties, businesses, renovations and productions. We may require additional financing to fund our planned capital expenditures, as well as other obligations and our ongoing operations. In the future, we may engage in transactions that depend on our ability to obtain funding. For example, as we extend Sphere beyond Las Vegas, our intention is to utilize several options, such as joint ventures, equity partners, a managed venue model and non-recourse debt financing. There is no assurance that we will be able to successfully complete these plans.

Depending upon conditions in the financial markets and/or the Company’s financial performance, we may not be able to raise additional capital on favorable terms, or at all. If we are unable to pursue our current and future spending programs, we may be forced to cancel or scale back those programs. Failure to successfully pursue our capital expenditure and other spending plans could negatively affect our ability to compete effectively and have a material negative effect on our business and results of operations.

We Have Incurred Substantial Operating Losses, Adjusted Operating Losses and Negative Cash Flow and There is No Assurance We Will Have Operating Income, Adjusted Operating Income or Positive Cash Flow in the Future.

We incurred operating losses of $273 million and $166 million for Fiscal Years 2023 and 2022, respectively. In addition, we have in prior periods incurred operating losses and negative cash flow and there is no assurance that we will have operating income, adjusted operating income, or positive cash flow in the future. Significant operating losses may limit our ability to raise necessary financing, or to do so on favorable terms, as such losses could be taken into account by potential investors and lenders.

We Are Required to Assess Our Internal Control Over Financial Reporting on an Annual Basis and Our Management Identified a Material Weakness During Fiscal Year 2022, Which Has Now Been Remediated. If We Identify Other Material Weaknesses or Adverse Findings in the Future, Our Ability to Report Our Financial Condition or Results of Operations Accurately or Timely May Be Adversely Affected, Which May Result in a Loss of Investor Confidence in Our Financial Reports, Significant Expenses to Remediate Any Internal Control Deficiencies, and Ultimately Have an Adverse Effect on the Market Price of Our Class A Common Stock and the Value of the Notes.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, our management is required to report on, and our independent registered public accounting firm is required to attest to, the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Annually, we perform activities that include reviewing, documenting and testing our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, we will not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could result in significant expenses to remediate any internal control deficiencies and lead to a decline in our stock price.

Subsequent to the filing of the Fiscal Year 2021 Form 10-K, management of the Company evaluated an immaterial accounting error related to interest costs that should have been capitalized for Sphere in Las Vegas in Fiscal Years 2021, 2020 and 2019 and in the fiscal quarter ended September 30, 2021, as prescribed by Accounting Standards Codification Topic 835-20 (Capitalization of Interest). As a result of the accounting error, the Company re-evaluated the effectiveness of the Company’s internal control over financial reporting and identified a material weakness as of June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022. We undertook certain remediation efforts by implementing additional controls which were operating effectively as of June 30, 2022, and as a result, our management has concluded that the material weakness has been remediated and our internal control over financial reporting was effective as of June 30, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Our management may be unable to conclude in future periods that our disclosure controls and procedures are effective due to the effects of various factors, which may, in part, include unremediated material weaknesses in internal controls over financial reporting. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in those reports is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. In addition, we may not be able to identify and remediate other control deficiencies, including material weaknesses, in the future.

Operational and Economic Risks

Our Businesses Face Intense and Wide-Ranging Competition That May Have a Material Negative Effect on Our Business and Results of Operations.

Our businesses compete, in certain respects and to varying degrees, for guests, advertisers and viewers with other leisure-time activities such as television, radio, motion pictures, sporting events and other live performances, entertainment and nightlife venues, the Internet, social media and social networking platforms, and online and mobile services, including sites for online content distribution, video on demand and other alternative sources of entertainment and information, in addition to competing for concerts, residencies and performances with other event venues (including future venues and arenas) for total entertainment dollars in our marketplace.

Sphere business. The success of our Sphere business is largely dependent on the success of The Sphere Experience, which features first-of-its-kind immersive productions that can run multiple times per day, year-round and are designed to utilize the full breadth of the venue’s next-generation technologies. The Sphere Experience employs novel and transformative technologies for which there is no established basis of comparison, and there is an inherent risk that we may be unable to achieve the level of success we are expecting, which could have a material negative impact on our business and results of operations. Additionally, our Sphere business is also dependent on our ability to attract advertisers and marketing partners and we compete with other venues and companies for signage and digital advertising dollars. The degree and extent of competition for advertising dollars will depend on our pricing, reach and audience demographics, among others. Should the popularity of The Sphere Experience or our advertising assets not meet our expectations, our revenues from ticket sales, concession and merchandise sales and advertising would be adversely affected, and we might not be able to replace the lost revenue with revenues from other sources. As a result of any of the foregoing, we may not be able to generate sufficient revenues to cover our costs, which could adversely impact our business and results of operations and the price of our Class A common stock and the value of the notes.

In addition, we expect our Sphere business will be highly sensitive to customer tastes and will depend on our ability to attract concert residencies, marquee sporting events, corporate and other events to our venue, competition for which is intense, and in turn, the ability of performers to attract strong attendance. For example, Sphere will compete with other entertainment options in the Las Vegas area, which is a popular entertainment destination.

While the Company believes that these next-generation venues will enable new experiences and innovative opportunities to engage with audiences, there can be no assurance that guests, artists, promoters, advertisers and marketing partners will embrace this new platform. We contract with promoters and others to provide performers and events at Sphere and Sphere grounds. There may be a limited number of popular artists, groups or events that are willing to take advantage of the immersive experiences and next generation technologies (which cannot be re-used in other venues) or that can attract audiences to Sphere, and our business would suffer to the extent that we are unable to attract such artists, groups and events willing to perform at our venue.

In addition, we must maintain a competitive pricing structure for events that may be held at Sphere, many of which may have alternative venue options available to them in Las Vegas and other cities. We have and may continue to invest a substantial amount in The Sphere Experience to continue to attract audiences. We cannot assure you that such investments will generate revenues that are sufficient to justify our investment or even that exceed our expenses.

MSG Networks business. Our MSG Networks business competes, in certain respects and to varying degrees, for viewers and advertisers with other programming networks, pay-per-view, video-on-demand, online streaming and on-demand services and other content offered by Distributors and others. Additional companies, some with significant financial resources, continue to enter or are seeking to enter the video distribution market either by offering DTC streaming services or selling devices that aggregate viewing of various DTC services, which continues to put pressure on an already competitive landscape. We also compete for viewers and advertisers with content offered over the Internet, social media and social networking platforms, mobile media, radio, motion picture, home video and other sources of information and entertainment and advertising services. Important competitive factors are the prices we charge for our programming networks, the quantity, quality (in particular, the performance of the sports teams whose media rights we control), the variety of the programming offered on our networks, and the effectiveness of our marketing efforts.

New or existing programming networks that are owned by or affiliated with broadcast networks such as NBC, ABC, CBS or Fox, or broadcast station owners, such as Sinclair, may have a competitive advantage over our networks in obtaining distribution through the “bundling” of agreements to carry those programming networks with the agreement giving the Distributor the right to carry a broadcast station owned by or affiliated with the network. For example, regional sports and entertainment networks affiliated with broadcast networks are carried by certain Distributors that do not currently carry our networks. Our business depends, in part, upon viewer preferences and audience acceptance of the programming on our networks. These factors are often unpredictable and subject to influences that are beyond our control, such as the quality and appeal of competing programming, the performance of the sports teams whose media rights we control, general economic conditions and the availability of other entertainment options. We may not be able to successfully predict interest in proposed new programming and viewer preferences could cause new programming not to be successful or cause our existing programming to decline in popularity. If our programming does not gain or maintain the level of audience acceptance we, our advertisers or Distributors expect, it could negatively affect advertising or affiliation fee revenues. An increase in our costs associated with programming, including original programming, may materially negatively affect our business and results of operations.

In June 2023, we launched a DTC streaming product, which provides consumers an alternative to accessing our programming through our Distributors, but there can be no assurance that we will successfully execute our strategy for such offering. Our DTC offering represents a new consumer offering for which we have limited prior experience and we may not be able to successfully predict the demand for such DTC product or the impact such DTC product may have on our traditional distribution business, including with respect to renewals of our affiliation agreements with Distributors. In addition, the success of our DTC product will depend on a number of factors, including competition from other DTC products, such as offerings from other regional sports networks.

The extent to which competitive programming, including NBA and NHL games, are available on other programming networks and distribution platforms can adversely affect our competitive position. The competitive environment in which our MSG Networks business operates may also be affected by technological developments. It is difficult to predict the future effect of technology on our competitive position. With respect to advertising services, factors affecting the degree and extent of competition include prices, reach and audience demographics, among others. Some of our competitors are large companies that have greater financial resources available to them than we do, which could impact our viewership and the resulting advertising revenues.

Our Operations and Operating Results Were Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues, and a Resurgence of the COVID-19 Pandemic or Another Pandemic or Public Health Emergency Could Adversely Affect Our Business and Results of Operations.

The Company’s operations and operating results were materially impacted by the COVID-19 pandemic (including COVID-19 variants) and actions taken in response by governmental authorities and certain professional sports leagues during the fiscal year ended June 30, 2021 (“Fiscal Year 2021”).

MSG Networks business. As a result of the COVID-19 pandemic, both the NBA and the NHL reduced the number of regular season games for their 2020-21 seasons, resulting in MSG Networks airing substantially fewer NBA and NHL telecasts during Fiscal Year 2021, as compared with Fiscal Year 2019 (the last full fiscal year not impacted by COVID-19 as the 2019-20 seasons were temporarily suspended and subsequently shortened). Consequently, MSG Networks experienced a decrease in revenues, including a material decrease in advertising revenue. The absence of live sports games also resulted in a decrease in certain MSG Networks expenses, including rights fees, variable production expenses, and advertising sales commissions. MSG Networks aired full regular season telecast schedules in Fiscal Year 2022 and Fiscal Year 2023 for its five professional teams across both the NBA and NHL, and, as a result, its advertising revenue and certain operating expenses, including rights fees expense, reflect the same.

Sphere business. In April 2020, the Company announced that it was suspending construction of Sphere in Las Vegas due to COVID-19 related factors that were outside of its control, including supply chain issues. This is a complex construction project with cutting-edge technology that relied on subcontractors obtaining components from a variety of sources around the world. As the ongoing effects of the pandemic continued to impact its business operations, in August 2020, the Company disclosed that it had resumed full construction with a lengthened timetable in order to better preserve cash through the COVID-19 pandemic. The Company opened the venue in September 2023. Although Sphere was not open during the pandemic, if it had been, its operations would have been suspended for a period of time and, similar to other venues, its operations would have been subject to safety protocols and social distancing upon reopening.

It is unclear to what extent pandemic concerns, including with respect to COVID-19 or other future pandemics, could result in professional sports leagues suspending, cancelling or otherwise reducing the number of games scheduled in the regular reason or playoffs, which could have a material impact on the distribution and/or advertising revenues of our MSG Networks segment, or could result in new government-mandated capacity or other restrictions or vaccination/mask requirements or impact the use of and/or demand for Sphere in Las Vegas, impact demand for our sponsorship and advertising assets, deter our employees and vendors from working at Sphere in Las Vegas (which may lead to difficulties in staffing), deter artists from touring or otherwise materially impact our operations. See “—Operational and Economic Risks—We Are Subject to Extensive Governmental Regulation and Changes in These Regulations and Our Failure to Comply with Them May Have a Material Negative Effect on Our Business and Results of Operations.”

Our business is particularly sensitive to reductions in travel and discretionary consumer spending. A pandemic, such as COVID-19, or the fear of a new pandemic or public health emergency, has in the past and could in the future impede economic activity in impacted regions and globally over the long term, leading to a decline in discretionary spending on entertainment and sports events and other leisure activities, which could result in long-term effects on our business. To the extent effects of the COVID-19 pandemic or another pandemic or public health emergency adversely affect our business and financial results, they may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our liquidity, indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

Our Business Has Been Adversely Impacted and May, in the Future, Be Materially Adversely Impacted by an Economic Downturn, Recession, Financial Instability, Inflation or Changes in Consumer Tastes and Preferences.

Our business depends upon the ability and willingness of consumers and businesses to purchase tickets and license suites at Sphere, spend on food and beverages and merchandise, subscribe to packages of programming that includes our networks, and drive continued advertising, marketing partnership and affiliate fee revenues, and these revenues are sensitive to general economic conditions, recession, fears of recession and consumer behavior. Further, the live entertainment industry is often affected by changes in consumer tastes, national, regional and local economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing businesses. These risks are exacerbated in our business in light of the fact that we only have one venue in Las Vegas, which is dependent on tourism travel for its success.

Consumer and corporate spending has in the past declined and may in the future decline at any time for reasons beyond our control. The risks associated with our businesses generally become more acute in periods of a slowing economy or recession, which may be accompanied by reductions in corporate sponsorship and advertising and decreases in attendance at events at our venue, among other things. In addition, inflation, which has significantly risen, has increased and may continue to increase operational costs, including labor costs, and continued increases in interest rates in response to concerns about inflation may have the effect of further increasing economic uncertainty and heightening these risks. As a result, instability and weakness of the U.S. and global economies, including due to the effects caused by disruptions to financial markets, inflation, recession, high unemployment, geopolitical events, including any prolonged effects caused by the COVID-19 pandemic or another future pandemic, and the negative effects on consumers’ and businesses’ discretionary spending, have in the past materially negatively affected, and may in the future materially negatively affect, our business and results of operations. A prolonged period of reduced consumer or corporate spending, including with respect to advertising, such as during the COVID-19 pandemic, could have an adverse effect on our business and our results of operations. See “—Operational and Economic Risks—Our Operations and Operating Results Were Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues, and a Resurgence of the COVID-19 Pandemic or Another Pandemic or Public Health Emergency Could Adversely Affect Our Business and Results of Operations.”

The Geographic Concentration of Our Businesses Could Subject Us to Greater Risk Than Our Competitors and Have a Material Negative Effect on Our Business and Results of Operations.

The Sphere business currently operates only in Las Vegas with one venue and, as a result, is subject to significantly greater degrees of risk than competitors with more operating properties or that operate in more markets. MSG Networks’ programming networks are widely distributed throughout New York State and certain nearby areas. Therefore, the Company is particularly vulnerable to adverse events (including acts of terrorism, natural disasters, epidemics, pandemics, weather conditions, labor market disruptions and government actions) and economic conditions in Las Vegas and New York State, and surrounding areas.

Our Business Could Be Adversely Affected by Terrorist Activity or the Threat of Terrorist Activity, Weather and Other Conditions That Discourage Congregation at Prominent Places of Public Assembly.

The success of our businesses is dependent upon the willingness and ability of patrons to attend events at our venue. The venue we operate, like all prominent places of public assembly, could be the target of terrorist activities, including acts of domestic terrorism, or other actions that discourage attendance. Any such activity or threatened activity at or near one of our venue or other similar venues, including those located elsewhere, could result in reduced attendance at our venue and a material negative effect on our business and results of operations. If our venue was unable to operate for an extended period of time, our business and operations would be materially adversely affected. Similarly, a major epidemic or pandemic, such as the COVID-19 pandemic, or the threat or perceived threat of such an event, could adversely affect attendance at our events and venues by discouraging public assembly at our events and venue. Moreover, the costs of protecting against such incidents, including the costs of implementing additional protective measures for the health and safety of our guests, could reduce the profitability of our operations. See “—Operational and Economic Risks—Our Operations and Operating Results Were Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues, and a Resurgence of the COVID-19 Pandemic or Another Pandemic or Public Health Emergency Could Adversely Affect Our Business and Results of Operations.”

Weather or other conditions, including natural disasters, in locations which we own or operate venues may affect patron attendance as well as sales of food and beverages and merchandise, among other things. Weather conditions may also require us to cancel or postpone events. Weather or other conditions may prevent us or our Distributors from providing our programming to customers or reduce advertising expenditures. Any of these events may have a material negative effect on our business and results of operations, and any such events may harm our ability to obtain or renew insurance coverage on favorable terms or at all.

We May Pursue Acquisitions and Other Strategic Transactions and/or Investments to Complement or Expand Our Business That May Not Be Successful; We Have Significant Investments in Businesses We Do Not Control.

From time to time, we may explore opportunities to purchase or invest in other businesses, venues or assets that we believe will complement, enhance or expand our current business or that might otherwise offer us growth opportunities, including opportunities that may differ from the Company’s current businesses. Any transactions that we are able to identify and complete may involve risks, including the commitment of significant capital, the incurrence of indebtedness, the payment of advances, the diversion of management’s attention and resources from our existing business to develop and integrate the acquired or combined business, the inability to successfully integrate such business or assets into our operations, litigation or other claims in connection with acquisitions or against companies we invest in or acquire, our lack of control over certain companies, including joint ventures and other minority investments, the risk of not achieving the intended results and the exposure to losses if the underlying transactions or ventures are not successful. At times, we have had significant investments in businesses that we account for under the equity method of accounting, and we may again in the future. Certain of these investments have generated operating losses in the past and certain have required additional investments from us in the form of equity or loans. For example, we currently have equity method investments in SACO Technologies Inc. and Holoplot. There can be no assurance that these investments will become profitable individually or in the aggregate or that they will not require material additional funding from us in the future.

We may not control the day-to-day operations of these investments. We have in the past written down and, to the extent that these investments are not successful in the future, we may write down all or a portion of such investments. Additionally, these businesses may be subject to laws, rules and other circumstances, and have risks in their operations, which may be similar to, or different from, those to which we are subject. Any of the foregoing risks could result in a material negative effect on our business and results of operations or adversely impact the value of our investments.

We Are Subject to Extensive Governmental Regulation and Changes in These Regulations and Our Failure to Comply with Them May Have a Material Negative Effect on Our Business and Results of Operations.

Our business is subject to the general powers of federal, state and local governments, as well as foreign governmental authorities. Certain aspects of our MSG Networks business are also subject to certain rules, regulations and agreements of the NBA and NHL. Some FCC regulations apply to our MSG Networks business directly and other FCC regulations, although imposed on Distributors, affect programming networks indirectly.

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Venue-related Permits/Licenses. Sphere, like all public spaces, is subject to building and health codes and fire regulations imposed by state and local government as well as zoning and outdoor advertising and signage regulations. We also require a number of licenses to operate, including, but not limited to, occupancy permits, exhibition licenses, food and beverage permits, liquor licenses, signage entitlements and other authorizations. Failure to receive or retain, or the suspension of, liquor licenses or permits could interrupt or terminate our ability to serve alcoholic beverages at our venue. Additional regulation relating to liquor licenses may limit our activities in the future or significantly increase the cost of compliance, or both. We are subject to statutes that generally provide that serving alcohol to a visibly intoxicated or minor patron is a violation of the law and may provide for strict liability for certain damages arising out of such violations. Our liability insurance coverage may not be adequate or available to cover any or all such potential liability. Our failure to maintain these permits or licenses could have a material negative effect on our business and results of operations.

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Public Health and Safety. As a result of government mandated assembly limitations and closures implemented in response to the COVID-19 pandemic, MSG Networks aired substantially fewer games in Fiscal Year 2021. There can be no assurance that some or all of these restrictions will not be imposed again in the future due to future outbreaks of COVID-19 (including variants) or another pandemic or public health emergency. We are unable to predict what the long-term effects of these events, including renewed government regulations or requirements, will be. For example, future governmental regulations adopted in response to a pandemic may impact the revenue we derive and/or the expenses we incur from the events that we choose to host, such that events that were historically profitable would instead result in losses. See “—Operational and Economic Risks—Our Operations and Operating Results Were Materially Impacted by the COVID-19 Pandemic and Actions Taken in Response by Governmental Authorities and Certain Professional Sports Leagues, and a Resurgence of the COVID-19 Pandemic or Another Pandemic or Public Health Emergency Could Adversely Affect Our Business and Results of Operations.”

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Environmental Laws. We and our venue are subject to environmental laws and regulations relating to the use, disposal, storage, emission and release of hazardous and non-hazardous substances, as well as zoning and noise level restrictions which may affect, among other things, the operations of our venue. Compliance with these regulations and the associated costs may be heightened as a result of the purchase, construction or renovation of a venue. Additionally, certain laws and regulations could hold us strictly, jointly and severally responsible for the remediation of hazardous substance contamination at our facilities or at third-party waste disposal sites, as well as for any personal injury or property damage related to any contamination. Our commercial general liability and/or the pollution legal liability insurance coverage may not be adequate or available to cover any or all such potential liability.

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Broadcasting. Legislative enactments, court actions, and federal and state regulatory proceedings could materially affect our programming business by modifying the rates, terms, and conditions under which we offer our content or programming networks to Distributors and the public, or otherwise materially affect the range of our activities or strategic business alternatives. We cannot predict the likelihood, results or impact on our business of any such legislative, judicial, or regulatory actions. Furthermore, to the extent that regulations and laws, either presently in force or proposed, hinder or stimulate the growth of Distributors, our business could be affected. The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, amend, or repeal, laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect our business. The regulation of Distributors and programming networks is subject to the political process and has been in constant flux over the past two decades. Further material changes in the law and regulatory requirements may be proposed or adopted in the future. Our business and our results of operations may be materially negatively affected by future legislation, new regulation or deregulation.

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Data Privacy. We are subject to various data privacy and protection laws, regulations, policies and contractual obligations that apply to the collection, transmission, storage, processing and use of personal information or personal data, which among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium, are rapidly evolving, extensive and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

The data protection landscape is rapidly evolving in the United States. As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. For example, California has passed a comprehensive data privacy law, the California Consumer Privacy Act of 2018 (the

“CCPA”), and a number of other states, including Virginia, Colorado, Utah and Connecticut, have also passed similar laws, and various additional states may do so in the near future. Additionally, the California Privacy Rights Act (the “CPRA”), imposes additional data protection obligations on covered businesses, including additional consumer rights procedures and obligations, limitations on data uses, new audit requirements for higher risk data, and constraints on certain uses of sensitive data. The majority of the CPRA provisions went into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Further, there are several legislative proposals in the United States, at both the federal and state level, that could impose new privacy and security obligations. We cannot yet determine the impact that these future laws and regulations may have on our business.

In addition, governmental authorities and private litigants continue to bring actions against companies for online collection, use, dissemination and security practices that are unfair or deceptive.

Our business is, and may in the future be, subject to a variety of other laws and regulations, including licensing, permitting, working conditions, labor, immigration and employment laws; health, safety and sanitation requirements; and compliance with the Americans with Disabilities Act (and related state and local statutes). Any changes to the legal and regulatory framework applicable to our business could have an adverse impact on our businesses and our failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability or government actions that could have a material negative effect on our business and results of operations.

Our Business Has Been Subject to Seasonal Fluctuations, and Our Operating Results and Cash Flow Have In the Past Varied, and Could In the Future Vary, Substantially from Period to Period.

Our revenues and expenses have been seasonal and may continue to be seasonal. For example, our MSG Networks segment generally continues to expect to earn a higher share of its annual revenues in the second and third quarters of its fiscal year as a result of MSG Networks’ advertising revenue being largely derived from the sale of inventory in its live NBA and NHL professional sports programming. Therefore, our operating results and cash flow reflect significant variation from period to period and will continue to do so in the future. Consequently, period-to-period comparisons of our operating results may not necessarily be meaningful and the operating results of one period are not indicative of our financial performance during a full fiscal year. This variability may adversely affect our business, results of operations and financial condition.

Labor Matters May Have a Material Negative Effect on Our Business and Results of Operations.

In the event of labor market disruptions due to renewed effects of the COVID-19 pandemic or other future pandemics and otherwise, we could face difficulty in maintaining staffing at our Sphere venue and retaining talent in our corporate departments. If we are unable to attract and retain qualified people or to do so on reasonable terms, Sphere could be short-staffed or become more expensive to operate and our ability to meet our guests’ demand could be limited, any of which could materially adversely affect our business and results of operations.

Our business is dependent upon the efforts of unionized workers. As of September 30, 2023, approximately 14% of our employees were represented by unions. Approximately 6% of such union employees were subject to collective bargaining agreements (“CBAs”) that had expired as of September 30, 2023 and approximately 45% were subject to CBAs that will expire by September 30, 2024 if they are not extended prior thereto. Any labor disputes, such as strikes or lockouts, with the unions with which we have CBAs could have a material negative effect on our business and results of operations (including our ability to produce or present immersive productions, concerts, programming, theatrical productions, sporting events and other events). For example, members of the Writers Guild of America and SAG-AFTRA commenced a work stoppage in May and July, 2023, respectively. If these or other work stoppages by unions involved in the production of original immersive productions occur and we are unable to secure waivers from the guild or union concerned, it could adversely affect our business.

Additionally, NBA and NHL players are covered by CBAs and we may be impacted by union relationships of both such leagues. Both the NBA and the NHL have experienced labor difficulties in the past and may have labor issues in the future, such as player strikes or management lockouts. For example, the NBA has experienced labor difficulties, including a lockout during the 2011-12 NBA season, which resulted in a regular season that was shortened from 82 games to 66 games. In addition, the NHL has also experienced labor difficulties, including a lockout beginning in September 2004 that resulted in the cancellation of the entire 2004-05 NHL season, and a lockout during the 2012-13 NHL season, which resulted in a regular season that was shortened from 82 games to 48 games.

If any NBA or NHL games are cancelled because of any such labor difficulties, the loss of revenue, including from impacts to MSG Networks’ ability to produce or present programming, would have a negative impact on our business and results of operations.

The Unavailability of Systems Upon Which We Rely May Have a Material Negative Effect on Our Business and Results of Operations.

We rely upon various internal and third-party software or systems in the operation of our business, including, with respect to ticket sales, credit card processing, email marketing, point of sale transactions, database, inventory, human resource management and financial systems, and other systems used to present Sphere events and attractions, such as audio and video. From time to time, certain of these arrangements may not be covered by long-term agreements. System interruption and the lack of integration and redundancy in the information and other systems and infrastructure, both of our own websites and other computer systems and of affiliate and third-party software, computer networks, and other substructure and communications systems service providers on which we rely may adversely affect our ability to operate websites, applications, process and fulfill transactions, respond to customer inquiries, present events, and generally maintain cost-efficient operations. Such interruptions could occur by virtue of natural disaster, malicious actions, such as hacking or acts of terrorism or war, human error, or other factors affecting such third parties. The failure or unavailability of these internal or third-party services or systems, depending upon its severity and duration, could have a material negative effect on our business and results of operations. See also “—Risks Related to Governance and Our Controlled Ownership—We Rely on Affiliated Entities’ Performance Under Various Agreements” for a discussion of services Madison Square Garden Entertainment Corp. (“MSG Entertainment”) performs on our behalf.

While we have backup systems and offsite data centers for certain aspects of our operations, disaster recovery planning by its nature cannot be for all eventualities. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial condition and results of operations.

There Is a Risk of Injuries and Accidents in Connection with Sphere, Which Could Subject Us to Personal Injury or Other Claims; We Are Subject to the Risk of Adverse Outcomes in Other Types of Litigation.

There are inherent risks associated with producing and hosting events and operating, maintaining, renovating or constructing our venues (including as a result of Sphere’s unique features). As a result, personal injuries, accidents and other incidents which may negatively affect guest satisfaction have occurred and may occur from time to time, which could subject us to claims and liabilities.

These risks may not be covered by insurance or could involve exposures that exceed the limits of any applicable insurance policy. Incidents in connection with events at Sphere could also reduce attendance at our events and may have a negative impact on our revenue and results of operations. Although we seek to obtain contractual indemnities for events at our venues that we do not promote and we also maintain insurance policies that provide coverage for incidents in the ordinary course of business, there can be no assurance that such indemnities or insurance will be adequate at all times and in all circumstances.

From time to time, the Company and its subsidiaries are involved in various legal proceedings, including proceedings or lawsuits brought by governmental agencies, stockholders, customers, employees, private parties and other stakeholders. The outcome of litigation is inherently unpredictable and, regardless of the merits of the claims, litigation may be expensive, time-consuming, disruptive to our operations, harmful to our reputation and distracting to management. As a result, we may incur liability from litigation (including in connection with settling such litigation) which could be material and for which we may not have available or adequate insurance coverage, or be subject to other forms of non-monetary relief which may adversely affect the Company. By its nature, the outcome of litigation is difficult to assess and quantify, and its continuing defense is costly. The liabilities and any defense costs we incur in connection with any such litigation could have an adverse effect on our business and results of operations.

We Face Risk from Doing Business Internationally.

We have operations and own property outside of the United States. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

•	laws and policies affecting trade and taxes, including laws and policies relating to currency, the repatriation of funds and withholding taxes, and changes in these laws;

•	changes in local regulatory requirements, including restrictions on foreign ownership;

•	exchange rate fluctuation;

•	exchange controls, tariffs and other trade barriers;

•	differing degrees of protection for intellectual property and varying attitudes towards the piracy of intellectual property;

•	foreign privacy and data protection laws and regulations, such as the E.U. General Data Protection Regulation, and changes in these laws;

•	the instability of foreign economies and governments;

•	war, acts of terrorism and the outbreak of epidemics or pandemics abroad;

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anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act that impose stringent requirements on how we conduct our foreign operations, and changes in these laws and regulations; and

•	shifting consumer preferences regarding entertainment.

Events or developments related to these and other risks associated with international operations could have a material negative effect on our business and results of operations.

Risks Related to Cybersecurity and Intellectual Property

We Face Continually Evolving Cybersecurity and Similar Risks, Which Could Result in Loss, Disclosure, Theft, Destruction or Misappropriation of, or Access to, Our Confidential Information and Cause Disruption of Our Business, Damage to Our Brands and Reputation, Legal Exposure and Financial Losses.

Through our operations, we collect and store, including by electronic means, certain personal, proprietary and other sensitive information, including payment card information, that is provided to us through purchases, registration on our websites, mobile applications, or otherwise in communication or interaction with us. These activities require the use of online services and centralized data storage, including through third-party service providers. Data maintained in electronic form is subject to the risk of security incidents, including breach, compromise, intrusion, tampering, theft, destruction, misappropriation or other malicious activity. Our ability to safeguard such personal and other sensitive information, including information regarding the Company and our customers, sponsors, partners, Distributors, advertisers and employees, independent contractors and vendors, is important to our business. We take these matters seriously and take significant steps to protect our stored information, including the implementation of systems and processes to thwart malicious activity. These protections are costly and require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. See “—Economic and Operational Risks—We Are Subject to Extensive Governmental Regulation and Changes in These Regulations and Our Failure to Comply with Them May Have a Material Negative Effect on Our Business and Results of Operations.”

Despite our efforts, the risks of a security incident cannot be entirely eliminated and our information technology and other systems that maintain and transmit consumer, sponsor, partner, Distributor, advertiser, Company, employee and other confidential and proprietary information may be compromised due to employee error or other circumstances such as malware or ransomware, viruses, hacking and phishing attacks, denial-of-service attacks, business email compromises, or otherwise. A compromise of our or our vendors’ systems could affect the security of information on our network or that of a third-party service provider. Additionally, outside parties may attempt to fraudulently induce employees, vendors or users to disclose sensitive, proprietary or confidential information in order to gain access to data and systems. As a result, our or our customers’ or affiliates’ sensitive, proprietary and/or confidential information may be lost, disclosed, accessed or taken without consent.

We also continue to review and enhance our security measures in light of the constantly evolving techniques used to gain unauthorized access to networks, data, software and systems. We may be required to incur significant expenses in order to address any actual or potential security incidents that arise and we may not have insurance coverage for any or all of such expenses. If we experience an actual or perceived security incident, our ability to conduct business may be interrupted or impaired, we may incur damage to our systems, we may lose profitable opportunities or the value of those opportunities may be diminished and we may lose revenue as a result of unlicensed use of our intellectual property. Unauthorized access to or security breaches of our systems could result in the loss of data, loss of business, severe reputational damage adversely affecting customer or investor confidence, diversion of management’s attention, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations and significant costs for remediation that may include liability for stolen or lost assets or information and repair of system damage that may have been caused, incentives offered to customers or other business partners in an effort to maintain business relationships after a breach and other liabilities. In addition, in the event of a security incident, changes in legislation may increase the risk of potential litigation. For example, the CCPA, which provides a private right of action (in addition to statutory damages) for California residents whose sensitive personal information is breached as a result of a business’ violation of its duty to reasonably secure such information, took effect on January 1, 2020 and was expanded by the CPRA in January 2023. Our insurance coverage may not be adequate to cover the costs of a data breach, indemnification obligations, or other liabilities.

In addition, in some instances, we may have obligations to notify relevant stakeholders of security breaches. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and may require us to expend significant capital and other resources to respond to or alleviate problems caused by an actual or perceived security breach.

We May Become Subject to Infringement or Other Claims Relating to Our Content or Technology.

From time to time, third parties may assert against us alleged intellectual property infringement claims (e.g., copyright, trademark and patent) or other claims relating to our productions, brands, programming, technologies, digital products and/or content or other content or material, some of which may be important to our business. In addition, our productions and/or programming could potentially subject us to claims of defamation, violation of rights of privacy or publicity or similar types of allegations. Any such claims, regardless of their merit or outcome, could cause us to incur significant costs that could harm our results of operations. We may not be indemnified against, or have insurance coverage for, claims or costs of these types. In addition, if we are unable to continue use of certain intellectual property rights, our business and results of operations could be materially negatively impacted.

Theft of Our Intellectual Property May Have a Material Negative Effect on Our Business and Results of Operations.

The success of our business depends in part on our ability to maintain and monetize our intellectual property rights, including the technology being developed for Sphere, MSG Networks (including our DTC product), our brand logos, our programming, technologies, digital content and other content that is material to our business. Theft of our intellectual property, including content, could have a material negative effect on our business and results of operations because it may reduce the revenue that we are able to receive from the legitimate exploitation of such intellectual property, undermine lawful distribution channels and limit our ability to control the marketing of our content and inhibit our ability to recoup or profit from the costs incurred to create such content. Litigation may be necessary to enforce our intellectual property rights or protect our trade secrets. Any litigation of this nature, regardless of the outcome, could cause us to incur significant costs, as well as subject us to the other inherent risks of litigation discussed above.

Risks Related to Governance and Our Controlled Ownership

We Are Materially Dependent on Affiliated Entities’ Performances Under Various Agreements.

We have entered into various agreements with MSG Entertainment related to the Company’s distribution of approximately 67% of the outstanding common stock of MSG Entertainment to its stockholders (the “MSGE Distribution”), and with Madison Square Garden Sports Corp. (“MSG Sports”) with respect to the distribution of all outstanding common stock of the Company to MSG Sport’s stockholders in April 2020 (the “2020 Entertainment Distribution”), and MSG Networks has various agreements with MSG Sports in connection with the spinoff of MSG Sports from MSG Networks in

September 2015 (the “2015 Sports Distribution”), including, among others, a distribution agreement, a tax disaffiliation agreement, a services agreement, an employee matters agreement and certain other arrangements (including other support services). These agreements include the allocation of employee benefits, taxes and certain other liabilities and obligations attributable to periods prior to, at and after the applicable distribution. In connection with the 2015 Sports Distribution, the 2020 Entertainment Distribution and the MSGE Distribution, we provided MSG Sports and MSG Entertainment, respectively, with indemnities with respect to liabilities arising out of our business, and MSG Sports and MSG Entertainment, respectively, provided us with indemnities with respect to liabilities arising out of the business retained by them. MSG Networks’ media rights agreements with MSG Sports provide us with the exclusive live local media rights to Knicks and New York Rangers games. Rights fees under these media rights agreements amounted to approximately $172.6 million for Fiscal Year 2023. The stated contractual rights fees under such rights agreements increase annually and are subject to adjustments in certain circumstances, including if MSG Sports does not make available a minimum number of exclusive live games in any year.

Each Company, MSG Sports and MSG Entertainment rely on the others to perform their respective obligations under these agreements. If MSG Sports or MSG Entertainment were to breach or become unable to satisfy its respective material obligations under these agreements, including a failure to satisfy its indemnification or other financial obligations, or these agreements otherwise terminate or expire and we do not enter into replacement agreements, we could suffer operational difficulties and/or significant losses.

The MSGE Distribution Could Result in Significant Tax Liability.

We received an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the MSGE Distribution should qualify as a tax-free distribution under the Internal Revenue Code (the “Code”). The opinion is not binding on the Internal Revenue Service (the “IRS”) or the courts. Certain transactions related to the MSGE Distribution that are not addressed by the opinion could result in the recognition of income or gain by us. The opinion relied on factual representations and reasonable assumptions, which, if incorrect or inaccurate, may jeopardize the ability to rely on such opinion.

If the MSGE Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, we would recognize taxable gain in an amount equal to the excess of the fair market value of MSG Entertainment common stock distributed in the MSGE Distribution over our tax basis therein (i.e., as if we had sold such MSG Entertainment common stock in a taxable sale for its fair market value). In addition, the receipt by our stockholders of common stock of MSG Entertainment would be a taxable distribution, and each U.S. holder that received MSG Entertainment common stock in the MSGE Distribution would be treated as if the U.S. holder had received a distribution equal to the fair market value of MSG Entertainment common stock that was distributed to it, which generally would be treated first as a taxable dividend to the extent of such holder’s pro rata share of our earnings and profits, then as a non-taxable return of capital to the extent of the holder’s tax basis in our common stock, and thereafter as capital gain with respect to any remaining value. It is expected that the amount of any such taxes to us and our stockholders would be substantial. See “—We May Have a Significant Indemnity Obligation to MSG Entertainment if the MSGE Distribution Is Treated as a Taxable Transaction.”

We May Have a Significant Indemnity Obligation to MSG Entertainment if the MSGE Distribution Is Treated as a Taxable Transaction.

We have entered into a Tax Disaffiliation Agreement with MSG Entertainment (the “Entertainment Tax Disaffiliation Agreement”), which sets out each party’s rights and obligations with respect to federal, state, local or foreign taxes for periods before and after the MSGE Distribution and related matters such as the filing of tax returns and the conduct of IRS and other audits. Pursuant to the Entertainment Tax Disaffiliation Agreement, we are required to indemnify MSG Entertainment for losses and taxes of MSG Entertainment resulting from the breach of certain covenants and for certain taxable gain in connection with the MSGE Distribution, including as a result of certain acquisitions of our stock or assets. If we are required to indemnify MSG Entertainment under the circumstances set forth in the Entertainment Tax Disaffiliation Agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position.

The 2020 Entertainment Distribution Could Result in Significant Tax Liability.

MSG Sports received an opinion from Sullivan & Cromwell LLP substantially to the effect that, among other things, the 2020 Entertainment Distribution qualified as a tax-free distribution under the Code. The opinion is not binding on the IRS or the courts. Certain transactions related to the 2020 Entertainment Distribution that are not addressed by the opinion could result in the recognition of income or gain by MSG Sports. The opinion relied on factual representations and reasonable assumptions, which, if incorrect or inaccurate, may jeopardize the ability to rely on such opinion.

If the 2020 Entertainment Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, MSG Sports would recognize taxable gain in an amount equal to the excess of the fair market value of our common stock distributed in the 2020 Entertainment Distribution over MSG Sports’ tax basis therein (i.e., as if it had sold such common stock in a taxable sale for its fair market value). In addition, the receipt by MSG Sports’ stockholders of common stock of our Company would be a taxable distribution, and each U.S. holder that received our common stock in the 2020 Entertainment Distribution would be treated as if the U.S. holder had received a distribution equal to the fair market value of our common stock that was distributed to it, which generally would be treated first as a taxable dividend to the extent of such holder’s pro rata share of MSG Sports’ earnings and profits, then as a non-taxable return of capital to the extent of the holder’s tax basis in its MSG Sports’ common stock, and thereafter as capital gain with respect to any remaining value. It is expected that the amount of any such taxes to MSG Sports stockholders and MSG Sports would be substantial. See “—We May Have a Significant Indemnity Obligation to MSG Sports if the 2020 Entertainment Distribution Is Treated as a Taxable Transaction.”

We May Have a Significant Indemnity Obligation to MSG Sports if the 2020 Entertainment Distribution Is Treated as a Taxable Transaction.

We have entered into a Tax Disaffiliation Agreement with MSG Sports (the “Sports Tax Disaffiliation Agreement”), which sets out each party’s rights and obligations with respect to federal, state, local or foreign taxes for periods before and after the 2020 Entertainment Distribution and related matters such as the filing of tax returns and the conduct of IRS and other audits. Pursuant to the Sports Tax Disaffiliation Agreement, we are required to indemnify MSG Sports for losses and taxes of MSG Sports resulting from the breach of certain covenants and for certain taxable gain recognized by MSG Sports, including as a result of certain acquisitions of our stock or assets. If we are required to indemnify MSG Sports under the circumstances set forth in the Sports Tax Disaffiliation Agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position.

Certain Adverse U.S. Federal Income Tax Consequences Might Apply to Non-U.S. Holders That Hold Our Notes, Class A Common Stock and Class B Common Stock If We Are Treated as a USRPHC.

We have not made a determination as to whether we are deemed to be a “U.S. real property holding corporation” (a “USRPHC”), as defined in section 897(c)(2) of the Code. In general, we would be considered a USRPHC if, on any applicable determination date, the fair market value of our “United

States real property interests” equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). However, because the determination of whether we are a USRPHC turns on the relative fair market value of our United States real property interests and our other assets, and because the USRPHC rules are complex and the determination of whether we are a USRPHC depends on facts and circumstances that may be beyond our control, we can give no assurance as to our USRPHC status. If we are treated as a USRPHC, certain adverse U.S. federal income tax consequences might apply to non-U.S. holders that hold our notes, Class A common stock and Class B common stock par value $0.01 per share (the “Class B common stock”).

We Are Controlled by the Dolan Family. As a Result of Their Control, the Dolan Family Has the Ability to Prevent or Cause a Change in Control or Approve, Prevent or Influence Certain Actions by the Company.

We have two classes of common stock:

•	Class A common stock, which is entitled to one vote per share and is entitled collectively to elect 25% of our board of directors; and

•	Class B common stock, which is entitled to 10 votes per share and is entitled collectively to elect the remaining 75% of our board of directors.

As of September 30, 2023, certain members of the Dolan family, including certain trusts for the benefit of members of the Dolan family (collectively, the “Dolan Family Group”), collectively owned 100% of our Class B common stock, approximately 5.6% of our outstanding Class A common stock (inclusive of options exercisable within 60 days of September 30, 2023) and approximately 72.1% of the total voting power of all our outstanding common stock in matters other than the election of directors. The members of the Dolan Family Group holding Class B common stock are parties to a Stockholders Agreement, which has the effect of causing the voting power of the holders of our Class B common stock to be cast as a block with respect to all matters to be voted on by holders of our Class B common stock. Under the Stockholders Agreement, the shares of Class B common stock owned by members of the Dolan Family Group (representing all the outstanding Class B common stock) are to be voted on all matters in accordance with the determination of the Dolan Family Committee (as defined below), except that the decisions of the Dolan Family Committee are non-binding with respect to the Class B common stock owned by certain Dolan family trusts that collectively own approximately 40.5% of the outstanding Class B common stock (“Excluded Trusts”). The “Dolan Family Committee” consists of Charles F. Dolan and his six children, James L. Dolan, Thomas C. Dolan, Patrick F. Dolan, Kathleen M. Dolan, Marianne Dolan Weber and Deborah A. Dolan-Sweeney. The Dolan Family Committee generally acts by majority vote, except that approval of a going-private transaction must be approved by a two-thirds vote and approval of a change-in-control transaction must be approved by not less than all but one vote. The voting members of the Dolan Family Committee are James L. Dolan, Thomas C. Dolan, Kathleen M. Dolan, Deborah A. Dolan-Sweeney and Marianne Dolan Weber, with each member having one vote other than James L. Dolan, who has two votes. Because James L. Dolan has two votes, he has the ability to block Dolan Family Committee approval of any Company change in control transaction. Shares of Class B common stock owned by Excluded Trusts will on all matters be voted on in accordance with the determination of the Excluded Trusts holding a majority of the Class B common stock held by all Excluded Trusts, except in the case of a vote on a going-private transaction or a change in control transaction, in which case a vote of the trusts holding two-thirds of the Class B common stock owned by Excluded Trusts is required.

The Dolan Family Group is able to prevent a change in control of our Company and no person interested in acquiring us would be able to do so without obtaining the consent of the Dolan Family

Group. The Dolan Family Group, by virtue of its stock ownership, has the power to elect all of our directors subject to election by holders of Class B common stock and is able collectively to control stockholder decisions on matters on which holders of all classes of our common stock vote together as a single class. These matters could include the amendment of some provisions of our certificate of incorporation and the approval of fundamental corporate transactions. See also “—Risks Related to the Notes and Our Common Stock—So Long as We Are Controlled by the Dolan Family, Even Acquisitions of Substantial Amounts of our Class A Common Stock May Not Constitute a Fundamental Change, in Which Case We Would Not Be Obligated to Offer to Repurchase the Notes and Holders Would Not Be Entitled to an Increase in the Conversion Rate upon Conversion.”

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B common stock, voting separately as a class, is required to approve:

•	the authorization or issuance of any additional shares of Class B common stock; and

•	any amendment, alteration or repeal of any of the provisions of our certificate of incorporation that adversely affects the powers, preferences or rights of the Class B common stock.

As a result, the Dolan Family Group has the power to prevent such issuance or amendment.

The Dolan Family Group also controls MSG Sports, MSG Entertainment and AMC Networks and, prior to the Networks Merger, the Dolan Family Group also controlled MSG Networks.

We Have Elected to Be a “Controlled Company” for NYSE Purposes Which Allows Us Not to Comply with Certain of the Corporate Governance Rules of NYSE.

Members of the Dolan Family Group have entered into the Stockholders Agreement relating, among other things, to the voting of their shares of our Class B common stock. As a result, we are a “controlled company” under the corporate governance rules of NYSE. As a controlled company, we have the right to elect not to comply with the corporate governance rules of NYSE requiring: (i) a majority of independent directors on our board of directors; (ii) an independent corporate governance and nominating committee; and (iii) an independent compensation committee. Our board of directors has elected for the Company to be treated as a “controlled company” under NYSE corporate governance rules and not to comply with the NYSE requirement for a majority-independent board of directors and for an independent corporate governance and nominating committee because of our status as a controlled company. Nevertheless, our board of directors has elected to comply with the NYSE requirement for an independent compensation committee.

Future Stock Sales, Including as a Result of the Exercise of Registration Rights by Certain of Our Stockholders, Could Adversely Affect the Trading Price of Our Class A common stock.

Certain parties have registration rights covering a portion of our shares.

We have entered into registration rights agreements with Charles F. Dolan, members of his family, certain Dolan family interests and the Dolan Family Foundation that provide them with “demand” and “piggyback” registration rights with respect to approximately 6.9 million shares of Class A common stock, including shares issuable upon conversion of shares of Class B common stock.

Sales of a substantial number of shares of Class A common stock, including sales pursuant to these registration rights agreements, could adversely affect the market price of the Class A common stock and could impair our future ability to raise capital through an offering of our equity securities.

We Share Certain Directors, Officers and Employees with MSG Sports, MSG Entertainment and/or AMC Networks, Which Means Those Individuals Do Not Devote Their Full Time and Attention to Our Affairs and the Overlap May Give Rise to Conflicts.

Our Executive Chairman and Chief Executive Officer, James L. Dolan, also serves as the Executive Chairman and Chief Executive Officer of MSG Entertainment, the Executive Chairman of MSG Sports and as Non-Executive Chairman of AMC Networks. Furthermore, ten members of our board of directors (including James L. Dolan) also serve as directors of MSG Sports, nine members of our board of directors (including James L. Dolan) also serve as directors of MSG Entertainment, and seven members of our board of directors (including James L. Dolan) serve as directors of AMC Networks and Charles F. Dolan serves as Chairman Emeritus of AMC Networks concurrently with his service on our Board. Our Executive Vice President, David Granville-Smith also serves as Executive Vice President of MSG Sports and AMC Networks. Our Vice Chairman, Gregg G. Seibert, also serves as the Vice Chairman of MSG Sports, MSG Entertainment and AMC Networks, and our Secretary, Mark C. Cresitello, also serves as Senior Vice President, Associate General Counsel and Secretary of MSG Sports and Secretary of MSG Entertainment. As a result, these individuals do not devote their full time and attention to the Company’s affairs. The overlapping directors, officers and employees may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, the potential for a conflict of interest when we on the one hand, and MSG Sports, MSG Entertainment and/or AMC Networks and their respective subsidiaries and successors on the other hand, look at certain acquisitions and other corporate opportunities that may be suitable for more than one of the companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that exist between MSG Sports, MSG Entertainment or AMC Networks (each referred to as an “Other Entity”) and us. In addition, certain of our directors, officers and employees hold MSG Sports, MSG Entertainment and/or AMC Networks stock, stock options and/or restricted stock units. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our Company and an Other Entity. For a discussion of certain procedures we have implemented to help ameliorate such potential conflicts that may arise, see our Definitive Proxy Statement filed with the SEC on October 25, 2023.

Our Overlapping Directors and Officers with MSG Sports, MSG Entertainment and/or AMC Networks May Result in the Diversion of Corporate Opportunities to MSG Sports, MSG Entertainment and/or AMC Networks and Other Conflicts and Provisions in Our Amended and Restated Certificate of Incorporation May Provide Us No Remedy in That Circumstance.

The Company’s amended and restated certificate of incorporation acknowledges that directors and officers of the Company (the “Overlap Persons”) may also be serving as directors, officers, employees, consultants or agents of an Other Entity, and that the Company may engage in material business transactions with such Other Entities. The Company has renounced its rights to certain business opportunities and the Company’s amended and restated certificate of incorporation provides that no Overlap Person will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise occur by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in our amended and restated certificate of incorporation) to one or more of the Other Entities instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. These provisions in our amended and restated certificate of incorporation also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and the Other Entities and, to the fullest extent permitted by law, provided that the actions of the Overlap Person in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders.

Note Regarding Forward-Looking Statements

Statements and other information included in this Current Report on Form 8-K, including information included in Exhibit 99.1 hereto, that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, as well as certain estimates and assumptions used by the Company’s management, may constitute forward-looking statements. Forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on estimates and assumptions that are subject to change or revision, including the expected timing of the closing of the proposed transaction, that could cause actual results to differ materially from those expected or implied by the forward-looking statements or the estimates or assumptions used. Such forward-looking statements include, without limitation, the delay or failure to obtain governmental, regulatory and third-party approvals required for the closing of the proposed transaction; the failure to satisfy the conditions to the closing of the proposed transaction; unexpected costs, liabilities or delays in connection with or with respect to the proposed transaction, including but not limited to changes due to general economic, political and business conditions, potential legal proceedings relating to the proposed transaction and the outcome of any such legal proceeding; and other risks to the consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. Additional factors that may affect the Company’s future results are identified in the Company’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Factors other than those listed above also could cause the Company’s results to differ materially from expected results.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated December 5, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERE ENTERTAINMENT CO.
(Registrant)

By:	/s/ Gregory Brunner
Name:	Gregory Brunner
Title:	Senior Vice President, Controller and Principal Accounting Officer

Dated: December 5, 2023